Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made among Cano Health, LLC (the “Company”), Cano Health, Inc., a Delaware corporation (the “Parent”), and David Armstrong (the “Executive”), effective as of January 1, 2024 (the “Effective Date”).

WHEREAS, upon the Effective Date the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions contained herein.

WHEREAS, the parties previously entered into that certain Employment Agreement, effective as of March 15, 2022 (the “Previous Agreement”), which superseded and replaced all prior employment agreements with the Executive.

WHEREAS, upon the Effective Date of this Agreement, this Agreement amends, restates, and supersedes in its entirety the Previous Agreement and supersedes in all respects all other prior agreements, promises, and understandings between the Executive and the Company, the Parent, or any of their respective subsidiaries, verbal or written, regarding the subject matter herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive, and the Executive shall be employed by the Company, pursuant to the terms of this Agreement commencing on the Effective Date and, unless the Executive’s employment terminates sooner in accordance with the provisions of Section 3, continuing until the 2nd anniversary of the Effective Date (the “Initial Term”); provided that the employment period (the “Term”) shall be renewed automatically for successive periods of 1 year (each 1-year successive period a “Renewal Term”), unless the Company delivers to the Executive, or the Executive delivers to the Company, written notice of the Company’s or the Executive’s, as applicable, election not to renew the Term for the following Renewal Term (a “Non-Renewal Notice”) in accordance with Section 3(f).

(b) Position and Duties. The Executive shall serve as the Company’s Chief Compliance Officer and General Counsel and shall perform the duties customarily performed by the chief compliance officer and general counsel of a publicly traded company, as well as such other additional duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”) or the Parent’s Board of Directors (the “Board”), in their respective discretion. The Executive shall devote the Executive’s full working time and best efforts to the Company’s business and affairs. Notwithstanding the foregoing, the Executive may engage in religious, charitable, or other community service activities, as long as such activities do not interfere or conflict with the Executive’s performance of his duties to the Company under this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. As of the Effective Date, the Executive’s base salary shall be paid at the annualized gross rate of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), less taxes, withholdings, and deductions that are authorized or required by law. The Executive’s base salary shall be subject to periodic review by the CEO or the Board or the Compensation Committee of the Board (the “Compensation Committee”), provided that the Executive’s base salary may be increased, but not decreased, below the initial base salary of $350,000.00. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee or the Board, taking into consideration the CEO’s recommendation, if applicable, from time to time (“Incentive Compensation”). For each fiscal year beginning with the fiscal year ending December 31, 2024, the Executive’s target annual Incentive Compensation shall be 50% of the Base Salary (referred to herein as the “Target Bonus”), subject to increase as determined by the CEO or the Board or the Compensation Committee in their sole discretion. Except as may be set forth in any applicable Incentive Compensation plan and subject to any required approval of the Board or the Compensation Committee, including pursuant to applicable law, rule, regulation, national securities exchange listing standards or requirements, or the Charter of the Compensation Committee, the actual amount to be paid to the Executive as Incentive Compensation, if any, shall be determined in the sole discretion of the CEO, the Board, and/or the Compensation Committee, applying corporate performance targets and other criteria substantially similar to the targets and other criteria applied when determining incentive compensation for the Company’s other executive officers, which criteria shall include, without limitation, corporate financial performance and individual performance measurements or evaluations. Except as may be provided by the Board or the Compensation Committee, or as may otherwise be set forth in any applicable Incentive Compensation plan or this Agreement, the Executive will not be deemed to have earned, and will not be paid, any Incentive Compensation in respect of a bonus for a fiscal period unless the Executive is actively employed by the Company on the date on which the Company is paying its other senior executives under such bonus program. The parties agree that the Executive’s bonus in respect of Incentive Compensation for the fiscal year ended December 31, 2023 shall be Fifty Thousand and 00/100 Dollars ($50,000.00), which bonus shall be paid to Executive by March 1, 2024, subject to the Executive’s continued active employment with the Company on the date of payment.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The Company, however, retains the right to modify, amend, and discontinue benefits in its sole discretion.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time (and which is subject to change, with or without notice).

(f) Annual Equity Plan Award. Subject to approval by the Compensation Committee or the Board, taking into account the CEO’s recommendation, if applicable, the Executive shall be eligible to receive an annual award under Parent’s equity compensation plan with a target value of Four Hundred Fifty-Eight Thousand and 00/100 Dollars ($458,000.00) (the “Target Annual Equity Plan Award Value”) at substantially the same time as annual awards are granted to the Company’s other executive officers under the Parent’s equity compensation plan, which award shall be subject to the terms and conditions of the Parent’s 2021 Stock Option and Incentive Plan (as it may be amended, the “2021 Stock Plan”) (or any successor, replacement or additional equity compensation plan as may be approved from time to time by the Board or Compensation Committee and, to the extent applicable, the Parent’s stockholders (a “Successor Stock Plan”)) and shall be comprised of any type of awards which may be granted under the applicable plan, including (i) stock options to purchase Class A common stock of the Parent (“Parent Stock”), subject to a form of award agreement substantially in the form of Non-Qualified Stock Option Agreement attached hereto as Exhibit B (or, if applicable, any Non-Qualified Stock Option Agreement adopted for a Successor Stock Plan), (ii) service-based and/or performance-based restricted stock units (“RSUs”) in respect of Parent Stock, subject to an award agreement in respect of service-based RSUs substantially in the form attached hereto as Exhibit C and in respect of performance-based RSUs substantially in the form attached hereto as Exhibit D (or, in each case, if applicable, any Restricted Stock Unit Award Agreement adopted for a Successor Stock Plan) (in the case of the award agreement for each of a stock option, service-based RSU and performance-based RSU, with such adjustments thereto, including, without limitation, with respect to the vesting schedule and any performance goals and/or hurdles, as may be determined by the Board or Compensation Committee in its respective sole discretion), and/or (iii) cash-based awards, as allocated among award types as determined by the Compensation Committee or the Board, taking into account the CEO’s recommendation, if any. Notwithstanding the foregoing or anything to the contrary contained herein, the parties agree that the Executive’s annual equity plan award as contemplated by this Section 2(f) for the fiscal year ending December 31, 2024 shall be a Cash-Based Award (as defined in the 2021 Stock Plan) under the 2021 Stock Plan, with 50% of such award to be payable in the first quarter of 2025 and 50% of the award to be payable in the first quarter of 2026, subject to the achievement of the applicable performance goals or metrics and the terms and conditions of the 2021 Stock Plan and any applicable award agreement.

3. Termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive’s employment hereunder may be terminated at any time, without breaching this Agreement, under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the Company’s request shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, then the Company’s determination of such issue shall be final and binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law, including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., and the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) a material act of misconduct by the Executive in connection with the performance of the Executive’s duties, including, without limitation: (A) a willful failure or refusal to perform material responsibilities that have been requested by the CEO or the Board, or (B) misappropriation of funds or property of the Company or the Parent, or any of their respective subsidiaries or affiliates, other than the occasional, customary and de minimis use of the Company’s or Parent’s, or their respective subsidiaries’ or affiliates,’ property for personal purposes;

(ii) the Executive’s conviction of or plea of guilty or nolo contendere to: (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) a material breach by the Executive of any provisions of this Agreement, including the Continuing Obligations (defined below) or any of the other provisions contained in Section 8 of this Agreement;

(iv) a material violation by the Executive of any of the Company’s written employment policies regarding discrimination, harassment, retaliation, or workplace safety; or

(v) the Executive’s failure to materially cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation (after the Executive receives notices to preserve such documents or other materials) or the willful inducement of others to fail to cooperate or to produce documents or other materials with such investigation.

(vi) The Executive will be provided written notice of any alleged action or inaction giving rise to “Cause” under clauses (i), (iii), (iv) or (v) describing with reasonable particularity the basis for such “Cause” and will be provided 30 calendar days from the date of such notice to cure such alleged action or inaction, to the extent capable of being cured. If timely cured to the reasonable satisfaction of the Company, such occurrence will not constitute “Cause.”

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement (other than: (y) a termination for Cause under Section 3(c); or (z) a termination resulting from the death or disability of the Executive under Sections 3(a) or (b)), including a termination resulting from the Company’s election not to renew the Initial Term, the Term, or any Renewal Term under Section 3(f), shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a substantial and material diminution in the Executive’s responsibilities, authority, or duties, such that the reduced responsibilities, authority, and/or duties are inconsistent or incompatible with the duties customarily performed by a chief compliance officer and general counsel of a publicly traded company;

(ii) a material diminution in the Executive’s Base Salary, Executive’s Target Bonus, and/or Target Annual Equity Plan Award Value (collectively, the “Total Target Compensation”), except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all of the Company’s senior management employees;

(iii) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of more than 30 miles of driving distance to such location from the Executive’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current headquarters of the Company shall not trigger “Good Reason”); or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 30 calendar days after the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 60 calendar days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates employment within 60 calendar days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Termination by Notice of Non-Renewal. The Executive and/or the Company may terminate the Executive’s employment by delivering a Non-Renewal Notice which: (i) if delivered by the Executive, must be delivered to the Company at least 180 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable, and (ii) if delivered by the Company, must be delivered to the Executive at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

4. Matters Related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period; and (vi) if the Executive’s employment is terminated on account of either party providing a Notice of Non-Renewal, the last day of the Initial Term or then current Renewal Term, as applicable. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination or Notice of Non-Renewal to the Company, or if the Executive otherwise resigns from his employment with the Company, then the Company may, in its discretion, unilaterally accelerate the Date of Termination and such acceleration shall not be considered a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason by either the Company or the Executive, then the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. Unless otherwise agreed to in writing by Executive and the Company, the Executive shall be deemed to have resigned from all officer, employee, board member and committee member positions, and any other similar positions, that the Executive holds with the Company, the Parent, or any of their respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason, including termination by the Company with or without Cause and termination by the Executive with or without Good Reason. The Executive shall execute any documents in reasonable form and take such other customary actions as may be requested by the Company to confirm, or otherwise in furtherance of, such resignations; it being agreed and understood, however, that such resignations shall be effective, immediately and automatically upon the termination of the Executive’s employment.

5. Severance Pay and Benefits Upon Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) (including the Company’s delivery of a Non-Renewal Notice as provided in Section 3(f)), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to the Executive delivering (and not revoking) an executed “Separation Agreement and General Release of Claims” (“Separation Agreement”) in a form provided by the Company, the Company shall pay or provide the Executive with the following starting within 60 days after the Executive’s Date of Termination (following the payment terms below under this Section 5):

(a) Severance Payments Outside a Change in Control Period. If the date of the Notice of Termination provided under Section 4 is not within 12 months following a Sale Event (as defined in the 2021 Stock Plan) (a “Change in Control Period”), the Company shall pay the Executive an amount equal to: (i) 12 months of the Executive’s Base Salary (ignoring any reduction that constitutes Good Reason); (ii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Date of Termination; and (iii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated (ignoring any reduction that constitutes Good Reason), which payment under this clause (iii) shall be contingent upon and adjusted based upon the Compensation Committee’s approval of the Company’s annual performance against the applicable bonus performance targets and paid out and at the same time as payments are being made to the Company’s other senior executives.

(b) Severance Payments During a Change in Control Period. If the date of the Notice of Termination provided under Section 4 is during a Change in Control Period (even if the Date of Termination does not occur during a Change in Control Period), the Executive shall be entitled to receive: (i) an amount in cash equal to 2 times the sum of (x) the Executive’s Base Salary (ignoring any reduction that constitutes Good Reason) and (y) the average annual Incentive Compensation paid to the Executive in each of the 2 completed years prior to the year of the Executive’s Date of Termination (provided that, if Incentive Compensation has not been paid to the Executive for each of the prior 2 years, such amount shall be the Executive’s Target Bonus for the current year) (ignoring any reduction that constitutes Good Reason); (ii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated (ignoring any reduction that constitutes Good Reason); (iii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Date of Termination; and (iv) full acceleration of vesting of all outstanding equity awards granted by the Parent and held by the Executive, including any outstanding annual equity awards granted pursuant to Section 2(f) hereof to the extent such acceleration of vesting is permissible under Section 409A of the Code (provided, however, that, unless otherwise specified in the applicable award agreement or Stock Plan, the acceleration of vesting of any awards subject to performance-based vesting criteria shall be determined by the Board or the Compensation Committee, with the determination to be made based on relevant facts and circumstances as of the time of such termination, including, without limitation, how much of the performance period has elapsed and the actual performance of the Company and/or the Executive, as applicable).

(c) Subject to the Executive’s copayment of premium amounts at the applicable active employee rate and the Executive’s timely and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive, upon COBRA election proof of payment, equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of: (i) the 12 month anniversary of the Date of Termination; (ii) the date that the Executive becomes eligible for group medical plan benefits under any other employer group medical plan; or (iii) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Subject to the execution (and non-revocation) of the Separation Agreement in accordance with first paragraph of Section 5, the amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s normal payroll practice over 12 months commencing within 60 days after the Date of Termination (except that any payments of Incentive Compensation or Executive’s Target Bonus shall be paid according to the terms of the plan/program applicable to each, which in all cases would be in lump-sum payments of such bonus amounts); provided, however, that if the 60-day period following Executive’s Date of Termination begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by an independent (not otherwise employed by the Company), nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) 6 months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the 6-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

8. Continuing Obligations. For purposes of this Agreement, the obligations in this Section 8 shall collectively be referred to as the “Continuing Obligations.”

(a) Ethical Considerations. Executive acknowledges and agrees that, under the terms of this Agreement, Executive will provide legal counsel and advice to the Company and Parent in the regular course of his duties, and that any privileges relating to or arising out of such legal advice and his duties belong solely and exclusively to the Company and Parent, which the Company and Parent expressly do not and will not waive. Executive further acknowledges and agrees that given the attorney-client relationship between the Executive and the Company and Parent, the Executive owes duties to the Company and Parent during the term of this Agreement, and Executive will continue to owe duties to the Company and Parent after his separation of employment from the Company for any reason, such duties as are set forth in ethical rules, regulations, and guidelines established by, among other entities, the American Bar Association and The Florida Bar. By way of example only, the Executive acknowledges and agrees that ethical rules, regulations, and guidelines governing conflicts of interest and confidentiality may limit his ability to represent certain individuals and/or entities (which may include, without limitation, competitors of the Company or Parent) during and after his employment by the Company. The foregoing shall not restrict the Executive from owning up to 1% of any class of securities of any person engaged in a Restricted Business [any business or organization that provides, directly or indirectly (including as a provider or as a management services organization), in a primary care clinic setting (which includes, without limitation, the practice of primary care medicine in a multidisciplinary clinic), professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services, or any other services incident to the operation of an internal medicine practice in a primary care clinic setting or any other services or lines of business being conducted by the Company at the time of the Executive’s separation provided that they constitute a material source of the Company’s revenues or earnings], if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person.

(b) Non-Solicitation. The Executive agrees that during the period of his employment with the Company (or the Parent, or any subsidiary or affiliate of the Company or the Parent) and for a period of 24 months following the Executive’s separation of employment for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity: (i) solicit, induce, attempt to solicit or induce, or hire or attempt to hire any person that is, or was within 12 months prior to the Executive’s separation date, an employee of the Company, Parent and/or any of their respective subsidiaries or affiliates; provided, however, this Section 8(b) shall not be breached by a solicitation to the general public or through general advertising; or (ii) solicit, advise or encourage any person, firm, government agency or corporation (a “Customer”), including, without limitation, any potential customer of the Company, Parent and/or any of their respective subsidiaries or affiliates that to the Executive’s knowledge was engaged in discussion with the Company, Parent and/or any of their respective subsidiaries or affiliates during the Executive’s employment to do business with the Company, Parent and/or any of their respective subsidiaries or affiliates (or with whom the Executive actively worked during employment), to withdraw, curtail or cancel its business (or potential business) with the Company, Parent and/or any of their respective subsidiaries or affiliates.

(c) Non-Disparagement. During the period of the Executive’s employment with the Company (or the Parent, or any subsidiary or affiliate of the Company or the Parent) and at all times thereafter, the Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, the Parent, or any of their respective subsidiaries or affiliates, their respective businesses, products or services, or any of their present or former officers, directors, members, stockholders, managers or employees.

(d) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive, the Company, and the Parent with respect to all Confidential Information (defined below). At all times, both during the Executive’s employment with the Company and after separation of employment for any reason, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company or Parent.

“Confidential Information” means all information belonging to the Company, Parent, or any of their subsidiaries or affiliates which is of any value to the Company, Parent, or any of their subsidiaries or affiliates in the course of conducting their business and the disclosure of which, would result in a competitive or other disadvantage to the Company, Parent, or any of their subsidiaries or affiliates. Confidential Information includes, without limitation: financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company, Parent, or any of their subsidiaries or affiliates. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company or Parent has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation, or legal process (provided that, to the extent not prohibited by law, the Executive shall provide the Company with prior notice of the contemplated disclosure and shall cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(e) Return of Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company, Parent and/or any of their respective subsidiaries or affiliates in: (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, the Parent, and/or their respective subsidiaries and affiliates which relate to events or occurrences that transpired while the Executive was employed by the Company; and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available at mutually convenient times to meet with counsel to answer questions truthfully or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company, the Parent, and their respective subsidiaries and affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(d).

(g) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes or threatens to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

(h) Reasonable Limitation and Severability. The parties agree that the above restrictions are: (i) appropriate and reasonable given the Executive’s role with and knowledge of the Company and Parent, and are necessary to protect the interests of the Company and Parent; and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The Executive acknowledges that the Executive has carefully considered the terms of this Agreement, including the restrictive covenants set forth in this Section 8, and acknowledges that if this Agreement is enforced according to its terms, the Executive will be able to earn a reasonable living in commercial activities unrelated to the Company’s business in locations satisfactory to the Executive. The Executive also acknowledges that the restrictive covenants set forth in this Section 8 are a vital part of and are intrinsic to the Company’s ongoing operations, in light of the nature of the Company’s business and the unique position, skills and knowledge of the Executive with the Company. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition or solicitation shall not render invalid or unenforceable any remaining restrictions on competition or solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. The Executive acknowledges and agrees that to the extent the Executive has breached or is in breach of any of the covenants set forth in Sections 8(a) or (b), the Restricted Period shall be extended by an amount of time equal to the duration of such breach.

(i) Preservation of Rights.

(i) Notwithstanding anything in this Agreement to the contrary, The Executive is not prohibited or limited in any way: (A) from communicating with or disclosing information in good faith to any federal, state, or local governmental agency, law enforcement agency, inspector general, legislative body, or public or governmental official (or any staff member to or personnel of the foregoing) (collectively, “Government Agencies”) regarding alleged unlawful conduct by the Company or Parent; (B) from testifying truthfully in administrative, legislative, or judicial proceedings relating to alleged unlawful conduct by the Company or Parent; (C) from filing a charge or complaint with any administrative agency, such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or a state fair employment practice agency, or from communicating directly with or providing information or testimony before an administrative agency, or otherwise from participating in an agency proceeding or investigation; (D) from discussing with or disclosing to Government Agencies information about alleged unlawful acts in the workplace; (E) from exercising the Executive’s rights, if any, under Section 7 of the National Labor Relations Act (“NLRA”); or (F) from otherwise making disclosures that are protected under applicable law, including, without limitation, rules or regulations promulgated by the SEC, the NLRB, the EEOC, or any other federal, state, or local government agency. The Executive understands that nothing in this Agreement limits the Executive’s right to communicate with any Government Agencies or otherwise to participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agencies, including by providing documents or other information, without providing notice to or obtaining approval from the Company or Parent. The Executive may provide confidential information to Government Agencies without risk of being held liable for damages or financial penalties, and the Executive retains the right to receive an award for information provided to any Government Agencies, including, without limitation, the SEC.

(ii) Notwithstanding anything in this Agreement to the contrary, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Stock Ownership Guidelines; Code of Business Conduct and Ethics; and Other Policies. During the Term, Executive shall comply with the Company’s stock ownership guidelines and/or stock ownership policy, as well as its Insider Trading Policy, Related Person Transaction Policy and Conflicts of Interest Policy, as well as the Company’s Code of Business Conduct and Ethics. For the avoidance of doubt, while the Company’s stock ownership guidelines and/or stock ownership policy will not apply to the Executive following the Executive’s termination of employment for any reason, Executive will continue to abide by the provisions of the Insider Trading Policy that continue to apply after the Term.

10. Recoupment Policy. The Executive agrees to be subject to and bound by the terms of any compensation recoupment policy adopted by the Board or Compensation Committee, including without limitation, the Recovery of Erroneously Awarded Compensation Policy required by the listing standards of the New York Stock Exchange and any other policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Executive shall execute any documents in reasonable form and take such other actions as may be requested by the Company or Parent to confirm, or otherwise in furtherance of, compliance with any such recoupment policies.

11. Representations. The Executive represents that the credentials and information provided by the Executive to the Company (or its agents) related to the Executive’s qualifications and ability to perform the position and duties set forth in Section 1(b) are true and correct.

12. Proprietary Information and Inventions Agreement. As a condition of the Executive’s continued employment with the Company, the Executive will sign the Proprietary Information and Inventions Agreement (the “PIIA”), attached hereto as Exhibit A. Nothing in or about this Agreement (including the PIIA), however, prohibits the Executive from: (a) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim or complaint with the U.S. Securities and Exchange Commission (the “SEC”); (b) providing any information about this Agreement to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (c) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (d) receiving a monetary award as set forth in Section 21F of the Exchange Act.

13. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, color, religion, national origin, sex, gender, age, disability, handicap, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration, before a single arbitrator, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. This Section 13 shall be specifically enforceable. Notwithstanding the foregoing, this Section 13 shall not: (i) preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary or permanent injunction in circumstances in which such relief is appropriate, including without limitation, relief sought in connection with the Continuing Obligations; or (ii) preclude the Executive from filing an administrative charge or complaint with the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, or any other federal, state, or local agency in connection with an employment-related dispute or claim; or (iii) require the Executive to arbitrate a sexual harassment dispute or a sexual assault dispute unless the Executive voluntarily elects to arbitrate such dispute in accordance with this Section 13; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 13.

(b) Arbitration Fees and Costs. Each party shall pay its own costs and attorneys’ fees, if any, in connection with any arbitration. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

14. Governing Law and Consent to Jurisdiction. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit. To the extent that any court action is permitted consistent with or to enforce Section 13 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Florida. Accordingly, with respect to any such court action, the Executive: (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

15. Waiver of Jury Trial. Each of the Executive, the Company, and the Parent irrevocably and unconditionally WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR THE PARENT OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S, THE COMPANY’S, OR THE PARENT’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

16. Integration. This Agreement, the PIIA, the exhibits attached hereto and any plans or programs referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, promises, commitments, statements and other representations between the parties concerning such subject matter, including but not limited to, the Previous Agreement.

17. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

18. Successors and Assigns. None of the Executive, the Company, or the Parent may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or Parent may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company or Parent shall hereafter effect a reorganization or consolidation, into which the Company or Parent merges or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive, the Company, and the Parent, and each of the Executive’s, the Company’s, and the Parent’s respective successors, executors, administrators, heirs, and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment, but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

19. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

21. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

22. Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address on file with the Company for the Executive, in the case of the Company or the Parent, at their respective main offices, attention of: General Counsel and Corporate Secretary.

23. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company and the Parent.

24. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs, or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s or Parent’s benefit plans, programs or policies, except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company or Parent severance pay plan, offer letter, or otherwise. In the event that the Executive is party to an agreement with the Company or Parent providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Cano Health, LLC

By:	/s/ Jennifer Hevia
Its:	Chief People Officer

Date:	Feb 2, 2024

/s/ David Armstrong
David Armstrong

Date: Feb 2, 2024

Address: 1816 SE 1st Street

Deerfield Beach FL 33441

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (THE “AGREEMENT”)

The following confirms and memorializes an agreement that Cano Health, LLC, a Florida limited liability company (the “Company”), Cano Health, Inc., a Delaware corporation (the “Parent”), and I (David Armstrong) have had since the commencement of my employment (which term, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company or Parent that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by the Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company or Parent. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. The Company shall own, and I hereby assign to the Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information (collectively, “Inventions”) made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company (collectively, “Company Inventions”), and I will promptly disclose all Company Inventions to the Company. The term “Company Inventions” will not include any Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by the foregoing so that the Company can make an independent assessment. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect the foregoing assignment and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix A in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or the Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of the Company or Parent, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Company Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), the Company will have, and I hereby grant the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

4. I agree that all Company Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to the Company or Parent, or the business, or demonstrably anticipated business of the Company or Parent, or that are received by or for the Company or Parent in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. I agree that I will not assist any other person or organization in competing or in preparing to compete with any of the Company’s business or demonstrably anticipated business.

6. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause (all in accordance with the terms and conditions of my Employment Agreement). In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the Company’s CEO or the Parent’s Board of Directors and me.

7. I agree that my obligations under paragraphs 2, 3, and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

8. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Florida, without regard to the conflict of law provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to the Company and/or Parent for which damages would not be an adequate remedy, and, therefore, the Company or Parent will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

9. Pursuant to the federal Defend Trade Secrets Act of 2016, I acknowledge receipt of the following notice: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.” I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

10. Nothing in or about this Agreement prohibits me from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (ii) providing Proprietary Information or information about this Agreement to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Feb 2, 2024

/s/ David Armstrong
David Armstrong

Accepted and Agreed to:

CANO HEALTH, LLC

By:	/s/ Jennifer Hevia
Name:	Jennifer Hevia
Title:	Chief People Officer

APPENDIX A

PRIOR MATTER

NOT APPLICABLE

Exhibit B

Form of Nonqualified Stock Option Award – Annual Awards

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$

[FMV on Grant Date]

Grant Date:

Expiration Date:

Pursuant to the Cano Health, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Stock Plan”), Cano Health, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Class A Common Stock, par value $0.0001 per share (the “Stock”) of the Company at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Stock Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall vest and become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Stock Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall vest and become exercisable with respect to the following number of Option Shares on the dates indicated so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
(25%)
(25%)
(25%)
(25%)

Notwithstanding anything to the contrary in this Non-Qualified Stock Option Agreement, (a) in the event that this Stock Option is not substituted, assumed or continued in connection with a Sale Event, 100% of any unvested Option Shares shall become exercisable immediately prior to the consummation such Sale Event so long as the Optionee remains an employee of the Company or a Subsidiary at such time; (b) in the event that this Stock Option is substituted, assumed, or continued in connection with a Sale Event (such substituted, assumed, or continued Award, a “Converted Award”), 100% of any unvested Converted Award shall become immediately exercisable upon the termination of the Optionee’s employment with the Company or its successor within 12 months following the Sale Event by either the Company or its successor without Cause or by the Optionee for Good Reason or due to the Optionee’s death or disability; and (c) this Stock Option shall be subject to additional acceleration of exercisability to the extent expressly provided by any written employment agreement between the Optionee and the Company or a Subsidiary (including, for the avoidance of doubt, pursuant to Section 5 of the Employment Agreement among the Company, Cano Health, LLC, and the Optionee).

For purposes hereof, “Cause” shall have the meaning set forth in any written employment agreement between the Grantee and the Company or a Subsidiary. In the case that the Grantee is not party to a written employment agreement with a definition of “Cause”, it shall mean:

(i) conduct by the Grantee constituting a material act of misconduct in connection with the performance of the Grantee’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Company; (B) dishonesty to the Company with respect to any material matter; or (C) misappropriation of funds or property of the Company any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Grantee of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Grantee, regardless of whether or not in the course of the Grantee’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company any of its subsidiaries or affiliates if the Grantee were to continue to be employed in the same position;

(iv) continued unsatisfactory performance or non-performance by the Grantee of the Grantee’s duties (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Company;

(v) a breach by the Grantee of any confidentiality, non-competition or other restrictive covenant obligations or any of the other provisions contained in any written employment agreement with the Company or a Subsidiary;

(vi) a material violation by the Grantee of any of the written employment policies of the Company or its subsidiaries; or

(vii) the Grantee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes hereof, “Good Reason” shall have the meaning set forth in any written employment agreement between the Grantee and the Company or a Subsidiary. In the case that the Grantee is not party to a written employment agreement with a definition of “Good Reason”, it shall mean: (i) a material diminution in the Grantee’s responsibilities authority or duties, (ii) a material diminution in the Grantee’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees of the Company or its Subsidiaries, or (iii) a material change in the geographic location at which the Grantee provides services to the Company, such that there is an increase of at least 30 miles of driving distance to such location from the Grantee’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current headquarters of the Company shall not trigger “Good Reason”), in each case so long as the Grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2, subject to providing Grantee with written notice thereof.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Stock Plan.

2. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above, provided that if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Optionee”), the Section 16 Optionee shall have the right to pay the purchase price for the Option Shares by net exercise as described in (iv) above without further approval by the Company. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Stock Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Stock Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Stock Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Stock Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Stock Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.

(d) Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of 12 months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4. Incorporation of Stock Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Stock Plan, including the powers of the Administrator set forth in Section 2(b) of the Stock Plan. Capitalized terms in this Agreement shall have the meaning specified in the Stock Plan unless a different meaning is specified herein. If there is any inconsistency between the provisions of this Agreement and the Stock Plan, the provisions of the Stock Plan shall govern. If there is any inconsistency regarding the details of the Award grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Administrator authorizing the Award(s) subject to this Agreement, the Administrator’s records shall prevail over the records, communications, databases and online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator.

5. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (such method, “net settlement”), provided that if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Grantee shall have the right to elect net settlement without further approval by the Company.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Stock Plan or this Agreement to continue the Grantee in employment and neither the Stock Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time. If the Grantee ceases employment with the Company and accepts employment with a competitor in violation of any confidentiality and non-competition obligations to the Company to which the Grantee is a party, then the Grantee shall be obligated to repay to the Company an amount equal to the value of any property issued in respect of the Award(s) which vested during the 12-month period prior to the date of the violation, in cash, based on the fair market value of the Stock on the date on which the underlying Award(s) vested and were settled, within 10 days of such acceptance of employment or other breach, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

9. Integration; Severability; Headings. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the Administrator’s sole discretion, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

10. Data Privacy Consent. In order to administer the Stock Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Stock Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12. Governing Law and Exclusive Forum. This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within such state. Each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the federal and state courts located in Miami, Florida in connection with any actions, suits or proceedings arising out of or relating to this Agreement. Each party agrees (i) not to commence any action, suit or proceeding relating thereto except in the above courts and (ii) that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party are or may be subject, by suit upon such judgment.

13. Modifications to Agreement; Waivers. This Agreement may be altered, modified, changed or discharged in accordance with the terms of the Stock Plan. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14. Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Award granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.

15. No Violation of Securities Laws; Securities Trading Policy.

(a) The Company shall not be obligated to make any payment hereunder or issue any shares of Stock if such payment or issuance, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b) The Grantee understands and agrees that under the Company’s Insider Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s General Counsel (the “Trading Policy”), the Grantee may be restricted from selling shares of Stock during certain “blackout trading” periods and even during certain “open trading window” periods they made need to obtain prior written approval for selling Shares from the Company’s Chief Compliance Officer. As of the date of this Agreement, the “blackout trading” periods commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue for 2 full trading days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

16. Fractional Shares. Unless and until the Company in its sole discretion determines otherwise, no fractional shares of Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Company in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.

17. Detrimental Activity. In the event the Company determines or discovers during or after the course of the Grantee’s employment or service that the Grantee engaged in any act(s) that are contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Business Conduct and Ethics, engaging in unlawful trading in the securities of the Company, or engaging in any other activity which constitutes gross misconduct, then, to the maximum extent permissible under applicable law, the Administrator may, in its sole discretion, (i) cancel all or any portion of the Award (whether or not vested); or (ii) require the Grantee to repay to the Company the value of any Award that vested during the 12-month period prior to the date on which the Grantee engaged in such activity or took any such action, with such amount to be paid to the Company by the Grantee, in cash, based on the fair market value of the Stock on the date the underlying Award vested and was settled, within 10 days notification of such activity, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

Cano Health, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

Exhibit C

Form of Service-Based Restricted Stock Unit Award – Annual Awards

RESTRICTED STOCK UNIT AWARD AGREEMENT (THE “AGREEMENT”)

FOR COMPANY EMPLOYEES

UNDER CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Number of Restricted Stock Units:

Grant Date:

Pursuant to the Cano Health, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Stock Plan”), Cano Health, Inc. (the “Company”) hereby grants an award of Restricted Stock Units identified above (an “Award”) to the Grantee named above, subject to the terms and conditions of this Agreement and Grantee’s acceptance hereof. Each Restricted Stock Unit shall entitle the holder thereof upon vesting to one share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Stock”).

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Stock Plan and this Agreement. Thereafter, the Grantee shall comply with the Company’s Insider Trading Policy and other applicable policies as in effect from time to time with respect to its transactions with the Stock.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of
Restricted Stock Units Vested	Vesting Date
____ (100%)

Notwithstanding anything to the contrary in this Restricted Stock Unit Award Agreement, (a) in the event that this Award is not substituted, assumed or continued in connection with a Sale Event, 100% of any outstanding Restricted Stock Units shall become vested immediately prior to the consummation such Sale Event, (b) in the event that this Award is substituted, assumed, or continued in connection with a Sale Event (such substituted, assumed, or continued Award, a “Converted Award”), 100% of any Converted Award shall become immediately vested upon the termination of the Grantee’s employment with the Company or its successor within 12 months following the Sale Event by either the Company (or Subsidiary) or its successor without Cause or by the Grantee for Good Reason or due to the Grantee’s death or disability, and (c) the Restricted Stock Units shall be subject to additional vesting acceleration terms to the extent expressly provided by any written employment agreement between the Grantee and the Company or a Subsidiary.

For purposes hereof, “Cause” shall have the meaning set forth in any written employment agreement between the Grantee and the Company or a Subsidiary. In the case that the Grantee is not party to a written employment agreement with a definition of “Cause”, it shall mean:

(i) conduct by the Grantee constituting a material act of misconduct in connection with the performance of the Grantee’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Company; (B) dishonesty to the Company with respect to any material matter; or (C) misappropriation of funds or property of the Company any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Grantee of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Grantee, regardless of whether or not in the course of the Grantee’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company any of its subsidiaries or affiliates if the Grantee were to continue to be employed in the same position;

(iv) continued unsatisfactory performance or non-performance by the Grantee of the Grantee’s duties (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Company;

(v) a breach by the Grantee of any confidentiality, non-competition or other restrictive covenant obligations or any of the other provisions contained in any written employment agreement with the Company or a Subsidiary;

(vi) a material violation by the Grantee of any of the written employment policies of the Company or its subsidiaries; or

(vii) the Grantee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes hereof, “Good Reason” shall have the meaning set forth in any written employment agreement between the Grantee and the Company or a Subsidiary. In the case that the Grantee is not party to a written employment agreement with a definition of “Good Reason”, it shall mean: (i) a material diminution in the Grantee’s responsibilities authority or duties, (ii) a material diminution in the Grantee’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees of the Company or its Subsidiaries, or (iii) a material change in the geographic location at which the Grantee provides services to the Company, such that there is an increase of at least 30 miles of driving distance to such location from the Grantee’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current headquarters of the Company shall not trigger “Good Reason”), in each case so long as the Grantee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2, subject to providing Grantee with written notice thereof.

3. Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of their successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable after any Restricted Stock Units vest in accordance with Paragraph 2 above (but in no event later than 60 days after the date on which such vesting occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock (which may be in book-entry form) have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to the Grantee (including through electronic delivery to a brokerage account), including, but not limited to, the right to vote and to receive dividends and other distributions. After any such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Stock Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Stock Plan, including the powers of the Administrator set forth in Section 2(b) of the Stock Plan. Capitalized terms in this Agreement shall have the meaning specified in the Stock Plan unless a different meaning is specified herein. If there is any inconsistency between the provisions of this Agreement and the Stock Plan, the provisions of the Stock Plan shall govern. If there is any inconsistency regarding the details of the Award grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Administrator authorizing the Award(s) subject to this Agreement, the Administrator’s records shall prevail over the records, communications, databases and online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (such method, “net settlement”), provided that if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Grantee shall have the right to elect net settlement without further approval by the Company.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Stock Plan or this Agreement to continue the Grantee in employment and neither the Stock Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time. If the Grantee ceases employment with the Company and accepts employment with a competitor in violation of any confidentiality and non-competition obligations to the Company to which the Grantee is a party, then the Grantee shall be obligated to repay to the Company an amount equal to the value of any property issued in respect of the Award(s) which vested during the 12-month period prior to the date of the violation, in cash, based on the fair market value of the Stock on the date on which the underlying Award(s) vested and were settled, within 10 days of such acceptance of employment or other breach, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

9. Integration; Severability; Headings. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the Administrator’s sole discretion, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

10. Data Privacy Consent. In order to administer the Stock Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Stock Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) they have received, read and understand a copy of the Stock Plan and this Agreement (including all exhibits and schedules hereto) and accepts the Award upon and subject to all of the terms thereof, and (b) that no member of the Administrator shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Stock Plan. The Grantee has reviewed with their own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the grant of the Award under this Agreement is conditioned upon and subject to the Grantee’s execution and delivery to the Company of an executed copy of this Agreement (which may be electronically accepted by the Grantee pursuant to processes prescribed by the Company).

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13. Governing Law and Exclusive Forum. This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within such state. Each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the federal and state courts located in Miami, Florida in connection with any actions, suits or proceedings arising out of or relating to this Agreement. Each party agrees (i) not to commence any action, suit or proceeding relating thereto except in the above courts and (ii) that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party are or may be subject, by suit upon such judgment.

14. Modifications to Agreement; Waivers. This Agreement may be altered, modified, changed or discharged in accordance with the terms of the Stock Plan. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Award granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.

16. No Violation of Securities Laws; Securities Trading Policy.

(a) The Company shall not be obligated to make any payment hereunder or issue any shares of Stock if such payment or issuance, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b) The Grantee understands and agrees that under the Company’s Insider Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s General Counsel (the “Trading Policy”), the Grantee may be restricted from selling shares of Stock during certain “blackout trading” periods and even during certain “open trading window” periods they made need to obtain prior written approval for selling Shares from the Company’s Chief Compliance Officer. As of the date of this Agreement, the “blackout trading” periods commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue for 2 full trading days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

17. Fractional Shares. Unless and until the Company in its sole discretion determines otherwise, no fractional shares of Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Company in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.

18. Detrimental Activity. In the event the Company determines or discovers during or after the course of the Grantee’s employment or service that the Grantee engaged in any act(s) that are contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Business Conduct and Ethics, engaging in unlawful trading in the securities of the Company, or engaging in any other activity which constitutes gross misconduct, then, to the maximum extent permissible under applicable law, the Administrator may, in its sole discretion, (i) cancel all or any portion of the Award (whether or not vested); or (ii) require the Grantee to repay to the Company the value of any Award that vested during the 12-month period prior to the date on which the Grantee engaged in such activity or took any such action, with such amount to be paid to the Company by the Grantee, in cash, based on the fair market value of the Stock on the date the underlying Award vested and was settled, within 10 days notification of such activity, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

Cano Health, Inc.

By:
Title:

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Exhibit D

Form of Performance-Based Restricted Stock Unit Award

RESTRICTED STOCK UNIT AWARD AGREEMENT (THE “AGREEMENT”)

FOR COMPANY EMPLOYEES

UNDER THE CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Target Number of Units:

Grant Date:

Pursuant to the Cano Health, Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Stock Plan”), Cano Health, Inc. (the “Company”) hereby grants an award of Restricted Stock Units (an “Award”) to the Grantee named above in the amount of the Target Number of Units identified above (the “Target Units”), subject to the Grantee being eligible to earn the Adjusted Units, as determined by the Administrator in accordance with Exhibit A hereto and subject to the terms and conditions of this Agreement and Grantee’s acceptance hereof. Each Restricted Stock Unit shall entitle the holder thereof upon vesting to one share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Stock”).

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Stock Plan and this Agreement. Thereafter, the Grantee shall comply with the Company’s Insider Trading Policy and other applicable policies as in effect from time to time with respect to its transactions with the Stock.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse with respect to Restricted Stock Units in accordance with the terms and conditions provided in Exhibit A hereto. The Administrator may at any time accelerate the vesting schedule specified in Exhibit A or this Paragraph 2, subject to providing Grantee with written notice thereof.

3. Termination of Employment. Except as set forth in Exhibit A or as determined by the Administrator, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of their successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable after any Restricted Stock Units vest in accordance with Paragraph 2 above (but in no event later than 60 days after the date on which such vesting occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement (which, for the avoidance of doubt, shall be equal to the aggregate number of the Adjusted Units determined in accordance with Exhibit A) on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock (which may be in book-entry form) have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to the Grantee (including through electronic delivery to a brokerage account), including, but not limited to, the right to vote and to receive dividends and other distributions. After any such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Stock Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Stock Plan, including the powers of the Administrator set forth in Section 2(b) of the Stock Plan. Capitalized terms in this Agreement shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein. If there is any inconsistency between the provisions of this Agreement and the Stock Plan, the provisions of the Stock Plan shall govern, except in the event such inconsistency is caused by the provisions set forth on Exhibit A of this Agreement, in which case Exhibit A shall govern. If there is any inconsistency regarding the details of the Award grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Administrator authorizing the Award(s) subject to this Agreement, the Administrator’s records shall prevail over the records, communications, databases and online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (such method, “net settlement”), or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer; provided that if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Grantee shall have the right to elect net settlement without further approval by the Company.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Stock Plan or this Agreement to continue the Grantee in employment and neither the Stock Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time. [If the Grantee ceases employment with the Company and accepts employment with a competitor in violation of any confidentiality and non-competition obligations to the Company to which the Grantee is a party, then the Grantee shall be obligated to repay to the Company an amount equal to the value of any property issued in respect of the Award(s) which vested during the 12-month period prior to the date of the violation, in cash, based on the fair market value of the Stock on the date on which the underlying Award(s) vested and were settled, within 10 days of such acceptance of employment or other breach, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.]

9. Integration; Severability; Headings. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the Administrator’s sole discretion, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

10. Data Privacy Consent. In order to administer the Stock Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Stock Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) they have received, read and understand a copy of the Stock Plan and this Agreement (including all exhibits and schedules hereto) and accepts the Award upon and subject to all of the terms thereof, and (b) that no member of the Administrator shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Stock Plan. The Grantee has reviewed with their own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the grant of the Award under this Agreement is conditioned upon and subject to the Grantee’s execution and delivery to the Company of an executed copy of this Agreement (which may be electronically accepted by the Grantee pursuant to processes prescribed by the Company).

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13. Governing Law and Exclusive Forum. This Agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within such state. Each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the federal and state courts located in Miami, Florida in connection with any actions, suits or proceedings arising out of or relating to this Agreement. Each party agrees (i) not to commence any action, suit or proceeding relating thereto except in the above courts and (ii) that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party are or may be subject, by suit upon such judgment.

14. Modifications to Agreement; Waivers. This Agreement may be altered, modified, changed or discharged in accordance with the terms of the Stock Plan. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Award granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.

16. No Violation of Securities Laws; Securities Trading Policy.

(a) The Company shall not be obligated to make any payment hereunder or issue any shares of Stock if such payment or issuance, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b) The Grantee understands and agrees that under the Company’s Insider Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s General Counsel (the “Trading Policy”), the Grantee may be restricted from selling shares of Stock during certain “blackout trading” periods and even during certain “open trading window” periods they made need to obtain prior written approval for selling Shares from the Company’s Chief Compliance Officer. As of the date of this Agreement, the “blackout trading” periods commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue for 2 full trading days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

17. Fractional Shares. Unless and until the Company in its sole discretion determines otherwise, no fractional shares of Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Company in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.

18. Detrimental Activity. In the event the Company determines or discovers during or after the course of the Grantee’s employment or service that the Grantee engaged in any act(s) that are contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Business Conduct and Ethics, engaging in unlawful trading in the securities of the Company, or engaging in any other activity which constitutes gross misconduct, then, to the maximum extent permissible under applicable law, the Administrator may, in its sole discretion, (i) cancel all or any portion of the Award (whether or not vested); or (ii) require the Grantee to repay to the Company the value of any Award that vested during the 12-month period prior to the date on which the Grantee engaged in such activity or took any such action, with such amount to be paid to the Company by the Grantee, in cash, based on the fair market value of the Stock on the date the underlying Award vested and was settled, within 10 days notification of such activity, and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

Cano Health, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Exhibit A to RSU Agreement

Determination of Adjusted Units; Vesting Conditions of Adjusted Units

This Exhibit A sets forth the calculation methodology that shall be used to determine the number of Adjusted Units that the Grantee shall be eligible to earn, and the vesting conditions that must be satisfied in order for the Grantee to earn such Adjusted Units. Terms not defined in this Exhibit A shall have the meaning set forth in the Restricted Stock Unit Award Agreement or the Stock Plan.

1. Definitions. The following terms shall have the following respective meanings:

(i) “Adjusted EBITDA” is EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, non-cash goodwill impairment loss, transaction costs, restructuring and other charges, fair value adjustments in contingent consideration, loss on extinguishment of debt and changes in fair value of warrant liabilities..

(ii) “Adjusted Units” shall mean the number of Restricted Stock Units determined in accordance with Section 2 hereof.

(iii) “Performance Period” shall mean the period commencing on January 1, 2023 and ending on the Valuation Date.

(iv) “Valuation Date” means earlier of December 31, 2025 or the date upon which a Sale Event occurs.

2. Determination of Adjusted Units. Upon the Valuation Date, the Company’s Adjusted EBITDA for the Performance Period shall be compared to the threshold, target and high hurdles set forth below to determine the total number of Adjusted Units.

(i) The Administrator shall determine during the first 60 days following the end of the Performance Period the number of Adjusted Units in accordance with the following table:

Performance Hurdle	2025 Adjusted EBITDA	Number of Adjusted Units (as a percentage of the Target Number of Units)
High	$270 million	150%
Target	$200 million	100%
Threshold	$180 million	50%

(ii) For purposes of subsection (i) above, performance results above the Target level and below the High level shall result in the number of Adjusted Units that is interpolated between the number of units that would be earned with respect to performance at the Target level and High level set forth above. Similarly, performance results below the Target level and above the Threshold level shall result in the number of Adjusted Units that is interpolated between the number of units that would be earned with respect to performance at the Target level and Threshold level set forth above. Performance results below the Threshold level will result in zero Adjusted Units.

3. Vesting of Adjusted Units. The Adjusted Units (if any) shall become vested Restricted Stock Units no later than March 15, 2026 (the “Vesting Date”), so long as the Grantee remains an employee of the Company or a Subsidiary on such date.

Notwithstanding anything to the contrary in this Exhibit A or the Restricted Stock Unit Award Agreement, (a) in the event the Grantee’s employment is terminated after the Valuation Date due to death or disability, 100% of any outstanding Adjusted Units or Converted Award (as defined below), as applicable, shall immediately become vested Restricted Stock Units, (b) in the event that this Award is not substituted, assumed or continued in connection with a Sale Event, the Administrator shall determine the Adjusted Units as set forth above as of the applicable Valuation Date (to the extent not previously determined) and 100% of any outstanding Adjusted Units shall become vested Restricted Stock Units immediately prior to the consummation such Sale Event, (c) in the event that this Award is substituted, assumed, or continued in connection with a Sale Event (such substituted, assumed, or continued Award, a “Converted Award”), the Administrator shall determine the Adjusted Units as set forth above as of the applicable Valuation Date (to the extent not previously determined) and 100% of any outstanding Converted Award shall become immediately vested upon the termination of the Grantee’s employment with the Company or its successor within 12 months following the Sale Event by either the Company or its successor without Cause or by the Grantee for Good Reason or due to the Grantee’s death or disability, and (d) the Adjusted Units shall be subject to additional vesting acceleration terms to the extent expressly provided by any written employment agreement between the Grantee and the Company or a Subsidiary.

For purposes hereof, “Cause” and “Good Reason” shall have the meanings set forth in any written employment agreement between the Grantee and the Company or a Subsidiary.